Exhibit 99.4

First Responder Products Expands Corporate Headquarters and Distribution Center

SCOTTSDALE, AZ--(MARKET WIRE)--Aug 7, 2007 -- First Responder Products, Inc. (FRPI) (OTC BB:FRPD.OB - News) has relocated its corporate offices and distribution center to support its growing national business. The new, larger facility located in Scottsdale, Arizona includes an expanded sales office with a production showroom and a warehouse with a state-of-the-art logistics center.

The company's expansion is the result of an increase in its new business initiatives, direct sales growth, and the requirement for additional room for more sales people who provide dealers with technical support in the selection of products. The larger warehouse space ensures the company has the appropriate space to maintain accurate inventory levels and a fulfillment system that can ensure complete customer satisfaction.

Eric Johnson, President and CEO, stated, "This is an important milestone for First Responder Products. The growth of our business has created an opportunity for us to expand our operations and to enhance FRPI's superior customer service. The speed and accuracy of our distribution systems are a key competitive advantage for us."

"Scottsdale's unique combination of a technically proficient workforce, collaborative opportunities with both educational institutions and national security and defense industry companies based locally, and quality of living make it an ideal business environment for growth," concluded Mr. Johnson.

First Responder Products, Inc. is premier distributor of specialized products for public safety, homeland security, and military applications. The company acts as a distribution hub for a variety of established manufacturers and also helps introduce new product lines. Through its various websites the company streamlines the product procurement process by providing end users with a convenient, centralized destination to examine and purchase a wide selection of products. The company also provides an extensive webcast and podcast library of informational content to the first responder community.

Contact:

Contact Information:

Richard Reincke
CFO
480-619-4747